LightPath Technologies Postpones Fiscal 2015 Financial Results Conference Call

ORLANDO, FL -- (Marketwired - September 02, 2015) - LightPath Technologies, Inc. ("LightPath," the "Company" or "we") (NASDAQ: LPTH), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, today announced that it is postponing the issuance of its fiscal 2015 financial results and the corresponding conference call and simultaneous webcast which had been scheduled for September 3, 2015. The postponement is due to a delay in the completion of the audit of financial statements by BDO USA, LLP ("BDO"), the Company's new independent public accountant for the year ended June 30, 2015.

As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on August 5, 2015, the accounting practice of Cross, Fernandez & Riley LLP ("CFR"), the Company's previous independent public accountant, was combined with BDO USA, LLP ("BDO") in August 2015, with CFR's professional employees and partners joining BDO either as employees or partners. The delay in the completion of the audit is simply the result of an increased review cycle due to the recent combination of CFR and BDO. BDO is expected to complete the audit as soon as reasonably practicable, after which the Company will announce a revised schedule to report its year end results. The Company knows of no matters to be in contention and its results to be consistent with the results previously disclosed in its August 6, 2015 press release.

About LightPath Technologies
LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor
President & CEO
LightPath Technologies, Inc.
Tel: 407-382-4003
jgaynor@lightpath.com
Web: www.lightpath.com

Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Tel: 407-382-4003 x305
dcipolla@lightpath.com
Web: www.lightpath.com

Jordan Darrow
Darrow Associates, Inc.
Tel: 631-367-1866
jdarrow@darrowir.com
Web: www.darrowir.com